Exhibit 99.4

News Release

Sunoco LP Announces Upsizing and Pricing of Private Offering of Senior Notes Due 2020

HOUSTON, July 15, 2015 - Sunoco LP (NYSE: SUN) (“Sunoco”) today announced that it has priced at 100% an upsized private offering of $600 million in aggregate principal amount of 5.5% senior notes due 2020 (the “notes”). This represents a $100 million increase in the original offering amount. Sunoco Finance Corp., a wholly owned direct subsidiary of Sunoco, will serve as co-issuer of the notes. The sale of the notes is expected to settle on July 20, 2015, subject to the satisfaction of customary closing conditions. Net proceed are expected to total $592,500,000.

Sunoco intends to use the net proceeds from the offering, together with borrowings under its revolving credit facility, to fund the cash consideration for its acquisition of 100% of Susser Holdings Corporation from Energy Transfer Partners, L.P. (NYSE: ETP).

The offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites. SUN conducts its business through wholly owned subsidiaries, as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of its parent company, Energy Transfer Partners. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail and fuel distribution business through its interest in Sunoco, LLC, as well as wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC that operate approximately 1,100 convenience stores and retail fuel sites.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on Sunoco’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of Sunoco’s most recently filed annual report on Form 10-K, Form 10-Q and in other filings made by Sunoco with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future.

Contacts

Investors:

Scott Grischow

Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director

(361) 654-4882, jessica.davila-burnett@sunoco.com

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